CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 27, 2000 accompanying the September 30, 2000 financial statements of Capstone Social Ethics and Religious Values Fund (comprising, respectively, the Money Market Fund, the Short-Term Bond Fund, the Bond Fund, The Large Cap Equity Fund, the Small Cap Equity Fund and the International Fund) which are included in Part C of the Post-Effective Amendment to this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.

                                           BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
January 26, 2001